Exhibit 99.1
Hercules Offshore Signs Definitive Agreement To Acquire Three Jackup Drilling Rigs
February 15, 2008 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has entered into a definitive agreement with Transocean Inc. (NYSE: RIG) to purchase three jackup drilling rigs and related equipment for $320 million. The rig package includes the Adriatic III, a 350’ Marathon LeTourneau 116C, and the High Island I and the High Island VIII, both 250’ Marathon LeTourneau 82-SDCs. All three rigs are currently located in the U.S. Gulf of Mexico. However, Hercules Offshore is currently negotiating long-term international contracts for the High Island I and High Island VIII, and will begin marketing the third rig, Adriatic III, in a number of international markets in the near future.
The boards of directors of Hercules Offshore and Transocean Inc. have both approved the transaction. Closing of the transaction is subject to regulatory approvals and other customary conditions. The Company plans to fund the acquisition with cash on hand and borrowings under its revolving credit facility.
Randy Stilley, Chief Executive Officer and President of Hercules Offshore, stated, “The addition of these three rigs improves the overall quality and flexibility of Hercules Offshore’s jackup fleet, strengthening our ability to serve our customers and providing the capability for the Company to further diversify geographically. We look forward to expanding our international presence and increasing our contract backlog and revenue visibility. I expect the transaction to be accretive to earnings and cash flow per share and to create value for Hercules Offshore shareholders.”
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 33 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on four continents. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
SOURCE: Hercules Offshore, Inc.
CONTACT: Stephen M. Butz, Vice President Finance and Treasurer
713-350-8315
Web site: http://www.herculesoffshore.com